Exhibit 99.1

September 11, 2026

Dear InPoint Stockholder:

InPoint Commercial Real Estate Income, Inc. ("InPoint" or the "Company") is committed to providing transparent and timely information about your investment. As part of that commitment, I am writing to inform you of an important change to the Company's distribution rate. While portions of the portfolio have demonstrated resilience and we have made some progress repositioning loans and other investments, the board of directors (the “Board”) and management believe that the prior distribution level is insufficiently aligned with current portfolio earnings and cash flow generation. Accordingly, the Board and management believe it is prudent to set the distribution at a level that better reflects the portfolio's current earnings capacity and forecasted cash flows.

Distribution Update

Effective with the distribution payable to stockholders of record as of September 30, 2026, the Company will reduce its monthly distribution to $0.026 per share. We recognize that many stockholders value the income generated by their investment, and we did not make this decision lightly. However, we believe it is both prudent and necessary to align the distribution level with the portfolio's earnings capacity and expected cash flows.

Portfolio Progress

Despite the challenges the Company has faced, we have taken important steps in repositioning the portfolio. As lending markets have begun to stabilize, InPoint has resumed originating new loans and selectively deploying capital into opportunities that we believe offer meaningful risk-adjusted return potential.

As legacy investments continue to mature and capital is recycled into new originations, we believe the overall quality and positioning of the portfolio should continue to improve. While there can be no assurance regarding future results, we are encouraged by the gradual improvement in commercial real estate lending markets and the ability to deploy capital more selectively than was available during the earlier stages of the market dislocation.

Looking Ahead

Your Board and management team remain focused on maximizing value on behalf of stockholders. In addition to prudent portfolio management, we have recently accelerated our efforts to evaluate a range of strategic options intended to enhance stockholder value and improve liquidity options. These alternatives may include strategic transactions, portfolio-level solutions, or potentially other initiatives designed to maximize value and improve liquidity for stockholders. In support of these efforts, management and the Board intend to engage an investment bank to explore strategic alternatives available to us.

While market conditions and transaction opportunities will ultimately influence the timing and nature of any future actions, we believe aligning the distribution with portfolio earnings is an important building block toward strengthening the Company's financial flexibility and better positions InPoint for future opportunities.

We are grateful for your patience, confidence, and continued support. Our commitment remains unchanged: to manage the portfolio with discipline, communicate transparently, and pursue opportunities that we believe will strengthen the Company's position for stockholders.

If you have any questions about this update or your investment in InPoint, please contact your financial professional or Inland Investor Services at 866-MY-INLAND (866-694-6526).

Sincerely,

InPoint Commercial Real Estate Income, Inc.

Denise Kramer, CFA

Chief Executive Officer

Cautionary Note Regarding Forward-Looking Statements and Distributions

Certain statements in this letter constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Words such as “may,” “could,” “should,” “expect,” “intend,” “plan,” “goal,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “variables,” “potential,” “continue,” “expand,” “maintain,” “create,” “strategies,” “likely,” “will,” “would” and variations of these terms and similar expressions indicate forward-looking statements. These forward-looking statements reflect the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not factual or guarantees of future performance, and we caution stockholders not to place undue reliance on them. Actual results may differ materially from those expressed or forecasted in forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to payment of past distributions from sources other than cash flows from operating activities, the lack of a trading market for our common stock and the suspension of our share repurchase plan, foreclosure on loans, use of short-term financing, borrower defaults, changing interest rates, and other risks detailed in the Risk Factors section in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2026, and subsequent quarterly reports on Form 10-Q and made available on our website. Forward-looking statements reflect our management’s view only as of the date of this letter and may ultimately prove to be incorrect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results except as required by applicable law. We intend for these forward-looking statements to be covered by the applicable safe harbor provisions created by Section 27A of the Securities Act and Section 21E of the Exchange Act.

InPoint cannot guarantee that it will continue to pay distributions. Distributions are declared quarterly by our Board of Directors. The distributions received by holders of Class D, Class S and Class T common stock will be less than the gross distribution amounts received by holders of Class I and Class P shares of common stock because the amount of the distributions received by Class D, Class S and Class T holders are net of stockholder servicing fees applicable to these classes, respectively, and the annualized rate for these classes will be lower than for the other classes accordingly. Please see our website for the annualized distribution rate for each class of our common stock.

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